Exhibit 99.1

Viveve Appoints James Atkinson Chief Business Officer/President

Viveve Strengthens Management Team by Adding Global Business and Strategic Marketing Expertise

SUNNYVALE, California – February 9, 2015 – Viveve Medical, Inc. (“Viveve”) (OTC QB: VIVMF), a company focused on women’s health, today announced that James Atkinson has joined the company as Chief Business Officer and President. In this newly created position, Mr. Atkinson will provide strategic leadership in building the company’s global distribution network, positioning Viveve for strong market expansion worldwide. In addition, he will serve as a member of Viveve’s executive leadership team where he will contribute to the formulation and execution of the company’s strategic vision.

"Jim is a proven senior business leader who brings significant global commercialization expertise to our organization. He has led the launch of many successful products, and has been a global business leader for Ulthera, Inc., St. Jude Medical, Inc., and Medtronic, Inc. We believe his business and marketing expertise in capital healthcare equipment and lifestyle medicine products will ensure Viveve’s commercialization goals are implemented expeditiously to maximize the potential of our product line," said Patricia Scheller, Chief Executive Officer. "I am very pleased to have Jim join the Viveve team and assume responsibility for numerous business activities as well as contribute broadly to the future of Viveve. Importantly, I am excited about the business expertise and depth he will add to our senior leadership team."

"I am joining Viveve at a very exciting time. The Viveve® System is a unique product that provides women with a safe, painless procedure to treat a medical condition that to date has not been addressed by existing technology or procedures. My experience in building global consumer- driven medical brands provides a great foundation to establish Viveve as a leader in the field of women’s health,” said Jim Atkinson.

Prior to joining Viveve as Chief Business Officer and President, Jim was the Senior Vice President of Global Sales at Ulthera, Inc. through April, 2014. He was the third employee to join the company in October, 2006 as Senior Vice President of Sales and Marketing. While at Ulthera, he helped grow the company from 3 to 165 employees and established a global distribution network that included 42 distributors, covering 52 countries. Ulthera was purchased by Merz Aesthetics for $600 million in 2014. Before joining Ulthera, Mr. Atkinson served as Vice President of Sales and Marketing for the Cardiac Surgery Division at St. Jude Medical, where his responsibilities included launching the Biocor stented tissue valve, recognized as the fastest growing heart valve brand in the industry. Prior to St. Jude Medical, he served as Vice President of Sales for Medtronic Vascular, a $200 million division of Medtronic, Inc. Mr. Atkinson's entrepreneurial spirit led him to co-found and serve as Vice President of Sales and Business Development for Medical Simulation Corporation, the leading developer of state-of-the-art simulation technologies and services for the cardiology, cardiac surgery and nursing industries. His career began as a sales representative at Ethicon Endosurgery where he progressed through positions of increasing responsibility to Regional Manager.

About Viveve

Viveve, Inc., the operating subsidiary of Viveve Medical, Inc., is a women’s health company passionately committed to advancing new solutions to improve women’s overall well-being and quality of life. The company’s lead product, the Viveve® System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth that can result in a decrease in physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten the tissues of the vaginal introitus (opening) and requires only a 30-minute out-patient treatment in a physician’s office. The Viveve System has received regulatory approval in Europe, Canada and Hong Kong and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve’s website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements”. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

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